Exhibit 99.1

GAIN Capital Announces Monthly Metrics for August 2013

Bedminster, New Jersey (September 17, 2013) — GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of August 2013.

Retail metrics

•	Retail OTC trading volume[1] of $123.2 billion, a decrease of 13.1% from July 2013 and an increase of 30.9% from August 2012.

•	Average daily retail OTC trading volume of $5.6 billion, a decrease of 9.1% from July 2013 and an increase of 36.8% from August 2012.

•	Active retail OTC accounts[2] of 65,289, an increase of 0.8% from July 2013 and an increase of 8.4% from August 2012.

•	Futures Daily Average Revenue Trades[3] (DARTs) of 13,787, an increase of 12.4% from July 2013.

•	Total funded accounts[4] of 94,378 a decrease of 0.7% from July 2013 and an increase of 13.5% from August 2012.

•	Total retail customer assets[5] of $485.9 million, an increase of 5.3% from July 2013 and an increase of 12.0% from August 2012.

Institutional metrics

•	Total institutional trading volume[6] of $270.4 billion, a decrease of 23.2% from July 2013 and an increase of 66.4% from August 2012.

•	Average daily institutional volume of $12.3 billion, a decrease of 19.7% from July 2013 and an increase of 45.4% from August 2012.

1U.S. dollar equivalent of notional amounts traded
2Retail OTC accounts that executed a transaction during the month
3Average daily trades transacted by OEC customers
4Retail accounts that maintained a cash balance
5Amount due to clients, including customer deposits and unrealized gains or losses arising from open positions
6U.S. dollar equivalent of notional amounts traded

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital
GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN's innovative trading technology provides market access and highly automated trade execution services across multiple asset classes to a diverse client base of retail and institutional investors.
GAIN's businesses include FOREX.com, which provides retail traders around the world access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices; GTX, a fully independent FX ECN for hedge funds and institutions; OEC, an innovative online futures broker; and GAIN Securities, Inc. (member FINRA/SIPC), a licensed U.S. broker-dealer.
GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.
Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com